Filed Pursuant to Rule 424(b)(5)

Registration No. 333-122639

PROSPECTUS SUPPLEMENT

(To prospectus dated February 25, 2005)

$39,390,000,000

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

The notes:

•	We will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

•	The notes may bear interest at fixed or floating rates or may not bear any interest.

•	If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas plus or minus a fixed amount or multiplied by a factor.

•	The notes will be senior unsecured debt securities of ML&Co.

•	The notes will have stated maturities of nine months or more from the date they are originally issued (unless otherwise specified in the applicable pricing supplement).

•	We will specify whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at the option of ML&Co. or repayment at the option of the holder of the notes.

•	We will pay amounts due on the notes in U.S. dollars or any other consideration described in the applicable pricing supplement.

Investing in the notes involves risks that are described in the “ Risk Factors” section beginning on page S-3 of this prospectus supplement.

	Per Note	Total
Public offering price	100%	$39,390,000,000
Agent’s discounts and commissions	0.05%-0.60%	$19,695,000-$236,340,000
Proceeds, before expenses, to ML&Co.	99.95%-99.40%	$39,370,305,000-$39,153,660,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell notes to the agent referred to below as principal for resale at varying or fixed offering prices or through the agent as agent using its reasonable efforts on our behalf. We may also sell notes without the assistance of the agent, whether acting as principal or as agent.

If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.

This prospectus supplement may be used for offers and sales related to market making transactions in Merrill Lynch & Co., Inc., Medium-Term Notes, Series B Due Nine Months or More from Date of Issue.

Merrill Lynch & Co.

The date of this prospectus supplement is February 25, 2005.

Prospectus Supplement

Prospectus

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this prospectus supplement to “MLPF&S” are to the agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable pricing supplement.

RISK FACTORS

Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks, as well as any risk factors contained in any applicable pricing supplement, before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the nature of these risks.

Structure Risks of Notes Indexed to Interest Rate, Currency or Other Indices or Formulas

If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest, or that you might receive such payments at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Redemption May Adversely Affect Your Return on the Notes

If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes at times when prevailing interest rates are also relatively low. As a result, you generally would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

There May Not Be Any Trading Market for Your Notes; Many Factors Affect the Trading Market and Value of Your Notes

We cannot assure you a trading market for your notes will ever develop or be maintained. In addition to our own creditworthiness, many other factors may affect the trading market value of, and trading market for, your notes. These factors include:

•	the complexity and volatility of the index or formula applicable to your notes,

•	the method of calculating the principal, premium and interest in respect of your notes,

•	the time remaining to the maturity of your notes,

•	the outstanding amount of your notes,

•	any redemption features of your notes,

•	the amount of other securities linked to the index or formula applicable to your notes, and

•	the level, direction and volatility of market interest rates generally.

In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks related to your notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

DESCRIPTION OF THE NOTES

The notes will be issued as a part of a series of senior debt securities (designated Medium-Term Notes, Series C) under a senior indenture, dated as of April 1, 1983, as amended and restated (the “Indenture”), between ML&Co. and JPMorgan Chase Bank, N.A., as trustee. The Indenture and the senior debt securities issuable pursuant to the Indenture are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The following description of the notes will apply unless otherwise specified in an applicable pricing supplement.

Terms of the Notes

All senior debt securities, including the notes, issued and to be issued under the Indenture will be unsecured general obligations of ML&Co. and will rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. from time to time outstanding. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the holders of the notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that a bankruptcy court may recognize the claims of ML&Co. itself as a creditor of that subsidiary. In addition, dividends, loans and advances to ML&Co. from certain subsidiaries, including MLPF&S, are restricted by net capital requirements under the Securities Exchange Act of 1934 (the “Exchange Act”) and under rules of certain exchanges and other regulatory bodies.

The Indenture does not limit the aggregate principal amount of senior debt securities, or the amount of Medium-Term Notes, Series C, which ML&Co. may issue. ML&Co. may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other senior debt securities in addition to the notes offered by this prospectus supplement. The aggregate principal amount of notes which may be offered and sold by this prospectus supplement may be reduced by the sale by ML&Co. of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The notes will be offered on a continuing basis and will mature on a day nine months or more (unless otherwise specified in the applicable pricing supplement) from the date of their issue (the “stated maturity date”), as agreed to by the purchaser and by ML&Co. and set forth in the applicable pricing supplement, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of ML&Co., notice of repayment at the option of the holder or otherwise (the stated maturity date or such prior date, as the case may be, is referred to as a “Maturity”). Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Some notes may not bear interest. In addition, notes may be issued at significant discounts from their principal amount payable at Maturity.

Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in United States dollars and ML&Co. will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars.

Interest rates offered by ML&Co. with respect to the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. ML&Co. may offer notes with similar variable terms but different interest rates concurrently at any time. ML&Co. also may concurrently offer notes having different variable terms to different investors. Interest rates, interest rate formulae and other variable terms of the notes are subject to change by ML&Co. from time to time, but no change will affect any note already issued or as to which ML&Co. has accepted an offer to purchase.

Each note will be issued in fully registered book-entry form or certificated form and (unless otherwise specified in the applicable pricing supplement) in denominations of $1,000 and integral multiples of $1,000. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in an applicable pricing supplement. See “Description of Debt Securities—Depository” in the accompanying prospectus. Registration of transfer of notes in certificated form will be made at the corporate trust office of the trustee. There will be no service charge for any registration of transfer or exchange of notes, but ML&Co. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the Indenture not involving any transfer.

ML&Co. will make payments of principal of, and premium and interest, if any, on notes in book-entry form through the trustee to the depository or its nominee. See “Description of Debt Securities—Depository” in the accompanying prospectus. Unless otherwise specified in the applicable pricing supplement, a beneficial owner of notes in book-entry form that are denominated in a currency other than United States dollars (a “Specified Currency”) electing to receive payments of principal or any premium or interest in that Specified Currency must notify the participant of DTC through which its interest is held on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a Business Day, as defined below, before its stated maturity date, in the case of principal or premium, of the beneficial owner’s election to receive all or a portion of any payment in a Specified Currency. The participant must notify the depository of any election on or before the third Business Day after the regular record date. The depository will notify the paying agent of the election on or before the fifth Business Day after the regular record date. If complete instructions are received by the participant and forwarded to the depository, and forwarded by the depository to the paying agent, on or before the relevant dates, the beneficial owner of the notes in book-entry form will receive payments in the Specified Currency.

In the case of notes in certificated form, ML&Co. will make payment of principal or premium, if any, due at Maturity of each note in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place as ML&Co. may designate. Payment of interest due at Maturity of the notes in certificated form will be made to the person to whom payment of the principal thereof will be made. Payment of interest due on notes in certificated form other than at Maturity will be made at the corporate trust office of the trustee or, at the option of ML&Co., may be made by check mailed to the address of the person entitled to receive payment as the address shall appear in the security register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions will, at the option of ML&Co., be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the applicable holder.

Unless otherwise specified in the applicable pricing supplement, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to non-United States dollar-denominated notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center, as defined below, of the country issuing the Specified Currency or, if the Specified Currency is Euro, the day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open; provided, further, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London Banking Day. “London Banking Day” means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

“Principal Financial Center” means:

(1)	the capital city of the country issuing the Specified Currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “Principal Financial Center” will be The City of New York, Sydney and Melbourne, Toronto, Johannesburg and Zurich, respectively, or

(2)	the capital city of the country to which the LIBOR Currency relates, except that with respect to United States dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “Principal Financial Center” will be The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively.

Redemption at the Option of ML&Co.

The notes will not be subject to, or entitled to the benefit of, any sinking fund. ML&Co. may redeem the notes at its option before their stated maturity date only if so provided in the applicable pricing supplement. If so indicated in the applicable pricing supplement, ML&Co. may redeem the notes at its option on any date on and after an “initial redemption date” specified in the applicable pricing supplement. On and after the initial redemption date, if any, ML&Co. may redeem the related note at any time in whole or from time to time in part at its option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date, on notice given, unless otherwise specified in the applicable pricing supplement, not more than 60 nor less than 30 days before the redemption date. ML&Co. will redeem the notes in increments of $1,000 (or such other amount as may be specified in the applicable pricing supplement), provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, of the principal amount of the note to be redeemed specified in the applicable pricing supplement and shall decline at each anniversary of the initial redemption date by a percentage specified in the applicable pricing supplement, of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

Repayment at the Option of the Holder

If so indicated in an applicable pricing supplement, ML&Co. will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity date. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000 (or such other amount as may be specified in the applicable pricing supplement), provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the repurchase price for any note repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee, not more than 60 nor less than 30 days before the optional repayment date, the particular note being repaid:

•	in the case of a note in certificated form, the form entitled “Option to Elect Repayment” duly completed, or

•	in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner thereof to the depository and forwarded by the depository.

Notices of elections from a holder to exercise the repayment option must be received by the trustee by 5:00 p.m., New York City time, on the last day for giving notice. Exercise of the repayment option by the holder of a note will be irrevocable.

Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository’s records, to the trustee. See “—Book-Entry Notes”.

If applicable, ML&Co. will comply with the requirements of Section 14(e) of the Exchange Act and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

ML&Co. may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by ML&Co. may, at the discretion of ML&Co., be held, resold or surrendered to the trustee for cancellation.

Interest

Each interest-bearing note will bear interest from the date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as stated in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the holder on the next succeeding regular record date. Unless otherwise specified in the applicable pricing supplement, the regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

Fixed Rate Notes

Each fixed rate note will bear interest from, and including, the date of issue, at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from, and including, the date of issue, if no interest has been paid with respect to the applicable fixed rate notes, to, but excluding, the applicable interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity, as the case may be.

Floating Rate Notes

Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

•	the CD Rate,

•	the CMT Rate,

•	the Commercial Paper Rate,

•	the Eleventh District Cost of Funds Rate,

•	EURIBOR,

•	the Federal Funds Rate,

•	LIBOR,

•	the Prime Rate,

•	the Treasury Rate, or

•	any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

A floating rate note may bear interest with respect to two or more Interest Rate Bases.

Each applicable pricing supplement will specify certain terms of the floating rate note being delivered, including:

•	whether the floating rate note is

•	a “Regular Floating Rate Note”,

•	a “Inverse Floating Rate Note”, or

•	a “Floating Rate/Fixed Rate Note”,

•	the Interest Rate Basis or Bases,

•	the Initial Interest Rate,

•	the Interest Reset Dates,

•	the interest payment dates,

•	the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated (the “Index Maturity”),

•	the Maximum Interest Rate and Minimum Interest Rate, if any,

•	the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the “Spread”),

•	the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the “Spread Multiplier”), and

•	if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency and the LIBOR Page.

The interest rate borne by the floating rate notes will be determined as follows:

Regular Floating Rate Notes.    Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note or as having an Addendum attached or as having “Other Provisions” apply relating to a different interest rate formula, it will be a “Regular Floating Rate Note” and will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

Floating Rate/Fixed Rate Notes.    If a floating rate note is designated as a “Floating Rate/Fixed Rate Note”, it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

•	the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

•	the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

Inverse Floating Rate Notes.    If a floating rate note is designated as an “Inverse Floating Rate Note” it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any;

provided, however, that the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate

Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

The interest rate derived from an Interest Rate Basis will be determined in accordance with the applicable provisions below. The interest rate in effect on each day will be based on:

•	if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date, as defined below, immediately preceding the applicable Interest Reset Date, or

•	if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

Interest Reset Dates.    The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset, each an “Interest Reset Date”. The Interest Reset Date will be, in the case of floating rate notes which reset:

•	daily—each Business Day;

•	weekly—the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week;

•	monthly—the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

•	quarterly—the third Wednesday of March, June, September and December of each year;

•	semiannually—the third Wednesday of the two months specified in the applicable pricing supplement; and

•	annually—the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, then the applicable Interest Reset Date will be the immediately preceding Business Day.

Maximum and Minimum Interest Rates.    A floating rate note may also have either or both of the following:

•	a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a “Maximum Interest Rate”), and

•	a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a “Minimum Interest Rate”).

The Indenture is, and any notes issued under the Indenture will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While ML&Co. believes that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. It is suggested that prospective investors consult their personal advisors with respect to the applicability of these laws. ML&Co. has agreed for the benefit of the beneficial owners of the notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a beneficial owner of the notes.

Interest Payments.    Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the applicable floating rate note until the principal of the applicable note is paid or otherwise made available for payment. Unless otherwise specified in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

•	daily, weekly or monthly—the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•	quarterly—the third Wednesday of March, June, September and December of each year;

•	semiannually—the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	annually—the third Wednesday of the month of each year specified in the applicable pricing supplement; and

•	at Maturity.

If any interest payment date for any floating rate note, other than an interest payment date at Maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day, and no additional interest on such payment will accrue for the period from and after the Maturity.

All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or Maturity.

With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

•	In the case of notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, EURIBOR, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

•	In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

•	The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

Interest Determination Dates.    The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable “Interest Determination Date”.

•	The Interest Determination Date with respect to the Federal Funds Rate will be the related Interest Reset Date.

•	The Interest Determination Date with respect to the Prime Rate will be the Business Day immediately preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the related Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below.

•	The Interest Determination Date with respect to EURIBOR and LIBOR will be the second London Banking Day preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be the preceding Friday.

•	The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days before the related Interest Reset Date on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

Calculation Date.    Unless otherwise specified in the applicable pricing supplement, MLPF&S will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

•	the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or

•	the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

CD Rate.     “CD Rate” means:

(1)	the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519), as defined below, under the caption “CDs (secondary market)”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date for negotiable United States dollar certificates of deposit of the particular Index Maturity as published in H.15 Daily Update, as defined below, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York, which may include the agent or its affiliates, selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time, or

(4)	if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the CD Rate in effect on the particular Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

CMT Rate.     “CMT Rate” means:

(1)	if CMT Moneyline Telerate Page 7051 is specified in the applicable pricing supplement:

(a)	the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Treasury Constant Maturities”, as the yield is displayed on Moneyline Telerate, or any successor service, on page 7051, or any other page as may replace page 7051 on that service (“Moneyline Telerate Page 7051”), for the particular Interest Determination Date, or

(b)	if the rate referred to in clause 1(a) does not appear on Moneyline Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption “Treasury Constant Maturities”, or

(c)	if the rate referred to in clause 1(b) does not appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

(d)	if the rate referred to in clause 1(c) is not published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include the agent or its affiliates (each, a “Reference Dealer”), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)	if fewer than five but more than two of the prices referred to in clause 1(d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(f)

if fewer than three prices referred to in clause 1(d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g)	if fewer than five but more than two prices referred to in clause 1(f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(h)	if fewer than three prices referred to in clause 1(f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

(2)	if CMT Moneyline Telerate Page 7052 is specified in the applicable pricing supplement:

(a)	the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury Constant Maturities”, as the yield is displayed on Moneyline Telerate, or any successor service, on page 7052, or any other page as may replace page 7052 on that service (“Moneyline Telerate Page 7052”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

(b)	if the rate referred to in clause 2(a) does not appear on Moneyline Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption “Treasury Constant Maturities”, or

(c)	if the rate referred to in clause 2(b) does not appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

(d)	if the rate referred to in clause 2(c) is not published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(e)	if fewer than five but more than two of the prices referred to in clause 2(d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

(f)	if fewer than three prices referred to in clause 2(d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

(g)	if fewer than five but more than two prices referred to in clause 2(f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

(h)	if fewer than three prices referred to in clause 2(f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

Commercial Paper Rate.    “Commercial Paper Rate” means:

(1)	the Money Market Yield, as defined below, on the particular Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper-Nonfinancial”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield of the rate on the particular Interest Determination Date for commercial paper having the particular Index Maturity as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper—Nonfinancial”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agent and its affiliates, selected by the calculation agent for commercial paper having the particular Index Maturity placed for industrial issuers whose bond rating is “Aa”, or the equivalent, from a nationally recognized statistical rating organization, or

(4)	if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the particular Interest Determination Date.

“Money Market Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Money Market Yield	=	D × 360	×	100
360 – (D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable interest period.

Eleventh District Cost of Funds Rate.    “Eleventh District Cost of Funds Rate” means:

(1)	the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular Interest Determination Date falls as set forth under the caption “11th District” on the display on Moneyline Telerate, or any successor service, on page 7058 or any other page as may replace page 7058 on that service (“Moneyline Telerate Page 7058”) as of 11:00 A.M., San Francisco time, on that Interest Determination Date, or

(2)	if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “Index”) by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that Interest Determination Date, or

(3)	if the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to the particular Interest Determination Date for the calendar month immediately preceding that Interest Determination Date, the Eleventh District Cost of Funds Rate in effect on the particular Interest Determination Date.

EURIBOR.    “EURIBOR” means:

(1)	the rate for deposits in euro as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, having the Index Maturity specified in the applicable pricing supplement, commencing on the applicable Interest Reset Date, that appears on Moneyline Telerate, or any successor service, on page 248 (or any other page as may replace such page on such service) (“Moneyline Telerate Page 248”) as of 11:00 a.m., Brussels time, on the applicable Interest Determination Date;

(2)	if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 248, or is not so published by 11:00 a.m., Brussels time, on the applicable Interest Determination Date, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal Euro-zone (as defined below) offices of four major banks in the Euro-zone interbank market, in the European interbank market, to provide the calculation agent with its offered quotation for deposits in euro for the period of the Index Maturity designated in the applicable pricing supplement, commencing on the applicable Interest Reset Date, to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the applicable Interest Determination Date and in a principal amount not less than the equivalent of U.S.$1,000,000 in euro that is representative for a single transaction in Euro in such market at such time;

(3)	if fewer than two quotations referred two in clause (2) are so provided, the rate on the applicable Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., Brussels time, on such Interest Determination Date by four major banks in the Euro-zone for loans in Euro to leading European banks, having the Index Maturity designated in the applicable pricing supplement, commencing on the applicable Interest Reset Date and in principal amount not less than the equivalent of U.S.$1,000,000 in euro that is representative for a single transaction in euro in such market at such time; or

(4)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (3), EURIBOR in effect on the applicable Interest Determination Date.

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the relevant treaty of the European Union, as amended.

Federal Funds Rate.    “Federal Funds Rate” means:

(1)	the rate with respect to the particular Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Moneyline Telerate or any successor service on page 120 or any other page as may replace page 120 on that service (“Moneyline Telerate Page 120”), or

(2)	if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the particular Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the calculation agent prior to 9:00 A.M., New York City time, on the Business Day following that Interest Determination Date, or

(4)	if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular Interest Determination Date.

LIBOR.    “LIBOR” means:

(1)	if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the LIBOR Page, as defined below, as of 11:00 A.M., London time, on the particular Interest Determination Date, or

(2)	if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates calculated by the calculation agent, or the offered rate if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the particular Index Maturity, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

(3)	if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Interest Determination Date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

(4)

if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the particular Interest Determination Date by three major banks, which may include affiliates of the agent, in that Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the particular Index Maturity and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

(5)	if the banks selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

“LIBOR Page” means either:

•	if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Moneyline Telerate or any successor service on the page specified in the pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency, or

•	if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

Prime Rate.    “Prime Rate” means:

(1)	the rate on the particular Interest Determination Date as published in H.15(519) under the caption “Bank Prime Loan”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page, as defined below, as the applicable bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date, or

(4)	if fewer than four rates referred to in clause (3) are published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that Interest Determination Date by three major banks, which may include affiliates of the agent, in The City of New York selected by the calculation agent, or

(5)	if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the particular Interest Determination Date.

“Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service or any successor service on the “US PRIME 1” page or any other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate.    “Treasury Rate” means:

(1)	the rate from the auction held on the particular Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate or any successor service on page 56 or any other page as may replace page 56 or page 57 or any other page as may replace page 57, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate of Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield, as defined below, of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4)	if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5)	if the rate referred to in clause (4) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6)	if the rate referred to in clause (5) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the particular Index Maturity, or

(7)	if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield	=	D × N 360 – (D×M)	×	100

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

“Moneyline Telerate page 56” or “Moneyline Telerate page 57” means the display on Moneyline Telerate page 56 or 57 or any successor service or page thereto for the purpose of displaying the rate for direct obligations of the United States.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Other Provisions; Addenda

Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under “Other Provisions” on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

Original Issue Discount Notes

ML&Co. may from time to time offer notes at a price less than their redemption price at Maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes (“Original Issue Discount Notes”). Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Original Issue Discount Notes will be specified in the applicable pricing supplement.

Amortizing Notes

ML&Co. may from time to time offer notes (“Amortizing Notes”), with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be specified in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be specified in the applicable pricing supplement.

Linked Notes

ML&Co. may from time to time offer notes (“Linked Notes”) the principal value of which at Maturity will be determined by reference to:

(a)	one or more equity or debt securities, including, but not limited to, the price or yield of such securities,

(b)	any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or

(c)	the price or value of any commodity or any other item or index or any combination thereof,

(collectively, the “Linked Securities”). The payment or delivery of any consideration on any Linked Note at Maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Linked Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Linked Notes will be specified in the applicable pricing supplement.

Extendible Maturity Notes

ML&Co. may from time to time offer notes (“Extendible Maturity Notes”) with the option to extend the maturity of the notes to one or more dates indicated in the notes and the applicable pricing supplement. The terms of and any additional considerations relating to any Extendible Maturity Notes will be specified in the applicable pricing supplement.

Book-Entry Notes

Unless otherwise stated in any applicable pricing supplement, upon issuance, the notes will be held in book-entry form in the manner described under “Description of the Debt Securities—Depositary” in the accompanying prospectus.

UNITED STATES FEDERAL INCOME TAXATION

The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the notes should consult their own tax advisors. Moreover, all persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

(1)	a citizen or resident of the United States,

(2)	a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

(3)	an estate whose income is subject to United States federal income tax regardless of its source,

(4)	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

(5)	any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.

U.S. Holders

Payments of Interest.    Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

Original Issue Discount.    The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount (“Discount Notes”). The following summary is based upon final Treasury regulations (the “OID Regulations”) released by the Internal Revenue Service (“IRS”) on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally  1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of the note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any “true” discount on the note (i.e., the excess of the note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

In the case of a note issued with de minimis original issue discount, the U.S. Holder generally must include such de minimis original issue discount in income as stated principal payments on the notes are made in proportion to the stated principal amount of the note. Any amount of de minimis original issue discount that has been included in income shall be treated as capital gain. Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The “daily portion” of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

•	the product of the Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

•	the amount of any qualified stated interest payments allocable to such accrual period.

Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount

Note at an “acquisition premium”. Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Under the OID Regulations, Floating Rate Notes and Indexed Notes (hereinafter “Variable Notes”) are subject to special rules whereby a Variable Note will qualify as a “variable rate debt instrument” if

•	its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

•	it provides for stated interest, paid or compounded at least annually, at current values of:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument” under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a “true” discount (i.e., at a price below the Variable Note’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to

(1)	in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

(2)	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

In general, any other Variable Note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the Variable Note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

If a Variable Note does not qualify as a “variable rate debt instrument” under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the “CPDI Regulations”) concerning the proper United States federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

ML&Co. may issue notes which;

•	may be redeemable at the option of ML&Co. prior to their stated maturity (a “call option”) and/or

•	may be repayable at the option of the holder prior to their stated maturity (a “put option”).

Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Foreign-Currency Notes.    The United States federal income tax consequences of the purchase, ownership and disposition of notes providing for one or more payments denominated in, or determined by reference to the value of, one or more currencies other than U.S. dollars will be more fully described in the applicable pricing supplement.

Short-Term Notes.    Notes that have a fixed maturity of one year or less (“Short-Term Notes”) will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount.    If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a “market discount”, unless such market discount is less than a specified de minimis amount.

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain or

•	the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all market discount debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium.    If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Disposition of a Note.    Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the U.S. Holder’s initial investment in the note increased by any original issue discount previously included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

A non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding notes on its own behalf will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

•	is signed under penalties of perjury by the beneficial owner of the note,

•	certifies that such owner is not a U.S. Holder, and

•	provides the beneficial owner’s name and address of the beneficial owner’s permanent residence.

A “Withholding Agent” is any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding. Generally, the aforementioned statement is made on an IRS Form W-8BEN (“W-8BEN”), which is effective for the period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of a change in circumstances that makes any information on the W-8BEN incorrect and must furnish a new W-8BEN. A holder of a note which is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or certain foreign trusts), the partnership (or trust) will be required to provide the certification from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

A non-U.S. Holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN (or substitute form).

Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

Backup withholding of United States federal income tax at the applicable statutory rate may apply to payments made in respect of the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information, such as the registered owner’s taxpayer identification number, in the required manner.

Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a note to (or through) a broker, the broker must backup withhold on the entire purchase price, unless either:

•	the broker determines that the seller is a corporation or other exempt recipient or

•	the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

Such a sale must also be reported by the broker to the IRS, unless either:

•	the broker determines that the seller is an exempt recipient or

•	the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner’s non-U.S. status would normally be made on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

ML&Co. is offering the notes for sale on a continuing basis through the agent, MLPF&S, who will purchase the notes, as principal, from ML&Co., for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agent, or, if so specified in an applicable pricing supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to the agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale as described below of a note of identical maturity. If agreed to by ML&Co. and the agent, the agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in an applicable pricing supplement. ML&Co. will pay a commission to the agent, ranging from 0.05% to 0.60% of the principal amount of a note, depending upon its stated maturity or such other commission as may be agreed upon by ML&Co. and the agent at the time of sale and set forth in the applicable pricing supplement. In connection with the sale of notes, ML&Co. may from time to time engage other agents on the same terms and conditions as MLPF&S to purchase the notes, as principal, from ML&Co. Any such other agents will be identified in the applicable pricing supplement.

The agent may sell notes it has purchased from ML&Co. as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from ML&Co. to such dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the discount allowed to dealers may be changed.

ML&Co. reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with ML&Co. or through the agent. The agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agent.

Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in United States dollars or the Specified Currency, as the case may be, in The City of New York on the date of settlement.

No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, ML&Co. will not list the notes on any securities exchange. The agent may from time to time purchase and sell notes in the secondary market, but the agent is not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, the agent may make a market in the notes.

The agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. ML&Co. has agreed to indemnify the agent against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agent may be required to make in respect thereof. ML&Co. has agreed to reimburse the agent for certain expenses.

From time to time, ML&Co. may issue and sell other securities described in the accompanying prospectus, and the amount of notes that ML&Co. may offer and sell under this prospectus supplement may be reduced as a result of such sales.

In connection with the offering of notes purchased by the agent as principal on a fixed price basis, the agent is permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agent creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are set forth on the cover page of this prospectus supplement, the agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could have the effect of raising or maintaining the market price of the security or preventing or retarding a decline in the market price of the security. “Naked” short sales are sales in excess of the agent’s overallotment option. Because the agent has no overallotment option with respect to the notes, it would be required to close out a short position in the notes by purchasing notes in the open market.

Neither ML&Co. nor the agent make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither ML&Co. nor the agent makes any representation that the agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the notes and for offers and sales related to market-making transactions in Merrill Lynch & Co., Inc., Medium-Term Notes, Series B Due Nine Months or More from Date of Issue, which were issued under a senior indenture, dated as of October 1, 1993, as amended, the provisions of which are identical to the indenture described herein. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

In no event will the commission or discount received by any NASD member or independent broker-dealer participating in a distribution of securities exceed eight percent of the aggregate principal amount of the offering of securities in which such NASD member or independent broker-dealer participates.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for ML&Co. and the agent by Sidley Austin Brown & Wood LLP, New York, New York.

$39,390,000,000

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

February 25, 2005